Exhibit 21

List of Subsidiaries

Cascade Microtech, GmbH

Cascade Microtech Dresden, GmbH

Cascade Microtech Europe, Ltd.

Cascade Microtech Japan, K.K.

Cascade Microtech Singapore PTE, Ltd.

Cascade Microtech Taiwan Co., Ltd.

Cascade International Trading (Shanghai) Co., Ltd.

Gryphics, Inc.